Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES FIRST QUARTER 2015 RESULTS

— First Quarter Adjusted Earnings per Share up 11% —
— Reaffirms 2015 Earnings Guidance —

Berwyn, PA, April 29, 2015 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended March 31, 2015.

AMETEK’s first quarter 2015 sales of $984.1 million were up 1% over the same period of 2014. Excluding realignment costs of $15.9 million, or approximately $0.04 per diluted share, operating income increased 7% to a record $236.8 million, operating margins were up 140 basis points to 24.1%, and diluted earnings per share increased 11% to $0.63 per diluted share from the first quarter 2014.

“AMETEK achieved solid results to begin the year with outstanding operating performance across the Company and double digit earnings growth. Since the strong U.S. dollar and sluggish global economy will impact our 2015 sales growth, we have proactively taken actions to properly position AMETEK to deliver earnings in-line with our initial guidance,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

On a GAAP basis, operating income in the first quarter was $221.0 million and diluted earnings per share were $0.59. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying the release.

Electronic Instruments Group (EIG)
In the first quarter of 2015, EIG sales increased 4% to $593.8 million. Excluding realignment costs, operating income increased 7% to $160.5 million and operating margins were up 70 basis points to 27.0%.

“EIG had a very good first quarter. Solid core growth in our Aerospace, Power and Industrial businesses combined with the contributions from recent acquisitions drove the overall sales growth. Operating performance was very strong, with margins up 70 basis points in the quarter,” notes Mr. Hermance.

On a GAAP basis, EIG operating income was $151.2 million in the quarter.

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AMETEK ANNOUNCES FIRST QUARTER 2015 RESULTS

Electromechanical Group (EMG)
For the first quarter of 2015, EMG sales decreased 3% to $390.3 million. Excluding realignment costs, operating income increased 6% to $88.5 million and operating margins increased 190 basis points to 22.7%.

“EMG also had a very solid quarter with excellent operating performance. Organic sales were up on strength in our Precision Motion Control and Engineered Materials, Interconnects and Packaging businesses. Operating margins were up sharply driven by our continued Operational Excellence initiatives,” adds Mr. Hermance.

On a GAAP basis, EMG operating income was $82.0 million in the quarter.

2015 Outlook
“We are confident in our ability to continue to deliver strong earnings growth due to our excellent portfolio of businesses, proven operational capabilities, organic growth investments, and a successful focus on strategic acquisitions,” notes Mr. Hermance.

“We now anticipate 2015 sales to be down slightly compared to 2014 due to the impact of foreign currency. Organic sales are expected to increase low-single digits on a percentage basis over 2014, which is at the low-end of our initial guidance range. We continue to expect earnings for 2015, excluding first quarter realignment costs, to be in the range of $2.58 to $2.63 per diluted share, up 7% to 9% over 2014 adjusted earnings per share,” adds Mr. Hermance.

“Second quarter 2015 sales are expected to be roughly flat with last year’s second quarter. We estimate our earnings in the second quarter to be approximately $0.63 to $0.64 per diluted share, an increase of 3% to 5% over last year’s second quarter of $0.61 per diluted share,” concludes Mr. Hermance.

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AMETEK ANNOUNCES FIRST QUARTER 2015 RESULTS

Conference Call
AMETEK will webcast its First Quarter 2015 investor conference call on Wednesday, April 29, 2015, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net sales	$984,059	$975,292

Operating expenses:
Cost of sales, excluding depreciation	635,965	625,170
Selling, general and administrative	110,884	112,625
Depreciation	16,258	15,866

Total operating expenses	763,107	753,661

Operating income	220,952	221,631
Other expenses:
Interest expense	(22,686)	(18,838)
Other, net	(1,480)	(3,877)

Income before income taxes	196,786	198,916
Provision for income taxes	54,679	58,330

Net income	$142,107	$140,586

Diluted earnings per share	$0.59	$0.57

Basic earnings per share	$0.59	$0.57

Weighted average common shares outstanding:
Diluted shares	242,797	247,229

Basic shares	240,947	244,911

Dividends per share	$0.09	$0.06

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Net sales:
Electronic Instruments	$593,798	$572,394
Electromechanical	390,261	402,898

Consolidated net sales	$984,059	$975,292

Income:
Segment operating income:
Electronic Instruments	$151,217	$150,319
Electromechanical	81,964	83,880

Total segment operating income	233,181	234,199
Corporate administrative and other expenses	(12,229)	(12,568)

Consolidated operating income	$220,952	$221,631

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$406,587	$377,615
Receivables, net	592,301	585,462
Inventories, net	506,086	495,896
Other current assets	125,198	119,631

Total current assets	1,630,172	1,578,604

Property, plant and equipment, net	434,401	448,446
Goodwill	2,566,962	2,614,030
Other intangibles, investments and other assets	1,725,123	1,779,883

Total assets	$6,356,658	$6,420,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$254,038	$286,201
Accounts payable and accruals	665,882	649,943

Total current liabilities	919,920	936,144

Long-term debt	1,418,638	1,427,825
Deferred income taxes and other long-term liabilities	754,238	817,433
Stockholders’ equity	3,263,862	3,239,561

Total liabilities and stockholders’ equity	$6,356,658	$6,420,963

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
EIG Segment operating income (GAAP)	$151,217	$150,319
Realignment costs	9,251	—

Adjusted EIG Segment operating income (Non-GAAP)	$160,468	$150,319

EMG Segment operating income (GAAP)	$81,964	$83,880
Realignment costs	6,534	—

Adjusted EMG Segment operating income (Non-GAAP)	$88,498	$83,880

Operating income (GAAP)	$220,952	$221,631
Realignment costs	15,894	—

Adjusted Operating income (Non-GAAP)	$236,846	$221,631

Net income (GAAP)	$142,107	$140,586
Realignment costs	10,808 (1)	—

Adjusted Net income (Non-GAAP)	$152,915	$140,586

(1) Represents adjustments at 32.0% tax rate.

Diluted earnings per share (GAAP)	$0.59	$0.57
Realignment costs	0.04	—

Adjusted Diluted earnings per share (Non-GAAP)	$0.63	$0.57

EIG Segment operating margin (GAAP)	25.5%	26.3%
Realignment costs	1.5%	0.0%

Adjusted EIG Segment operating margin (Non-GAAP)	27.0%	26.3%

EMG Segment operating margin (GAAP)	21.0%	20.8%
Realignment costs	1.7%	0.0%

Adjusted EMG Segment operating margin (Non-GAAP)	22.7%	20.8%

Operating income margin (GAAP)	22.5%	22.7%
Realignment costs	1.6%	0.0%

Adjusted Operating income margin (Non-GAAP)	24.1%	22.7%

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEK’s commercial performance during the period and/or we believe are not indicative of AMETEK’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.